SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 25, 2006

PHOENIX TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-17111	04-2685985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 Murphy Ranch Road, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 570-1000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On July 25, 2006, the Board of Directors appointed Mr. Dury as the Board liaison to work with the management Operating Committee between meetings of the full Board of Directors. As compensation for serving as the Operating Committee Liaison, Mr. Dury will receive $7,000 per month and was granted an option under the Company’s 1999 Stock Plan to purchase 10,000 shares. The exercise price is $5.12, the price at close of the market on July 25, 2006, the date of the grant.

On July 25, 2006, the Company’s Board also created a Product Readiness Oversight Committee, composed of Messrs. Elgamal and Morris. As compensation for services rendered for serving on the Product Readiness Oversight Committee, Mr. Elgamal will receive $3,000 per month and Mr. Morris will receive $1,500 per month.

On July 25, 2006, the Board also created a Strategic Alternatives Committee, composed of Messrs. Dury and Morris. Between meetings of the full Board of Directors, the Strategic Alternatives Committee will work with Savvian LLC, the independent investment bank retained by the Company to assist it in assessing its strategic alternatives to maximize shareholder value. No assumption should be made that any transaction will be entered into or consummated as a result of this review. As compensation for services rendered in serving on the Strategic Alternatives Committee, Messrs. Dury and Morris will receive $3,000 per month.

In connection with its assessment of strategic alternatives, the Board retained an independent compensation consultant to assist the Board in analyzing retention arrangements for the Company’s employees. After considering the recommendations of the consultant, on July 25, 2006, the Board approved certain compensation arrangements for the Company’s executive officers and certain other employees. The Board believes these arrangements are in the best interests of the shareholders of the Company, as they are intended to encourage the retention and maintain the focus of these employees in light of the current uncertainty involving the Company. In particular, the Board amended the existing Severance and Change of Control Agreements with Messrs. Eichler, Gibbs and Taylor (the “Operating Committee Members”) and with Messrs. Scharfglass VP, Engineering and van Bronkhorst VP, Marketing to affect the following changes: (i) add six months to the existing contract severance amounts; (ii) provide benefits for the same period covered by the cash severance amounts and (iii) for members of the Operating Committee, provide for 100% acceleration of options and restricted stock awards (on a double-trigger basis in connection with a change of control) where the current agreements only provide for 50% acceleration. The changes in these benefits will be applicable for one year following the July 25, 2006 amendment.

The Board also approved restricted stock grants to the Operating Committee Members and to Messrs. Scharfglass and van Bronkhorst covering the following number of shares: Eichler – 30,000 shares; Gibbs – 55,000 shares; Taylor – 50,000 shares; Scharfglass – 30,000 shares; van Bronkhorst – 20,000 shares. 50% of the restricted shares vest after two years. 12.5% of the restricted shares vest each six months thereafter. Vesting accelerates if the employment of the executive is terminated in connection with a change in control.

The Board also created a cash severance plan equal to 25% of base salary for a

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group of employees. Based on current payroll levels, the aggregate maximum payout under the plan would not be expected to exceed $1.8 million. The Board also approved restricted stock grants to a smaller group of employees in the aggregate amount of 141,000 shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX TECHNOLOGIES LTD.

By:	/s/ Scott C. Taylor
Scott C. Taylor Senior Vice President, General Counsel and Secretary

Date: July 27, 2006

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